Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Bauer Investor Relations (678) 473-2647 jim.bauer@arrisi.com

ARRIS ANNOUNCES SALE OF THE ACTIVES PORTION OF
THEIR TRANSMISSION & OPTICAL BUSINESS
TO SCIENTIFIC-ATLANTA

Duluth, Ga. (November 13, 2002) ARRIS (NASDAQ:ARRS) today announced that the Company had reached a definitive agreement for the sale of the Actives portion of their Transmission, Optical & Outside Plant business to Scientific-Atlanta (NYSE:SFA) for $37.5 million, subject to adjustments for products sold prior to closing. The Actives portion of the business includes laser transmitters, optical nodes and RF amplifiers. All receivables are excluded from the transaction and the transaction is expected to close in the fourth quarter of 2002. Total revenues from the Actives business were approximately $44 million for the nine months ending September 30, 2002.

“The sale of our Actives business to Scientific-Atlanta at this time allows ARRIS to now focus on our growing cable telephony and high-speed data opportunities throughout the world as well as on our industry leading Supplies & Services product category,” said Bob Stanzione, ARRIS President & CEO. “We are confident that after the transaction is complete Scientific-Atlanta will continue to provide outstanding support to those customers who had purchased Active products in the past.”

The Company noted that during the nine months ending September 30, 2002, the Actives business represented approximately 33% of Transmission, Optical & Outside Plant revenues which totaled $132.3 million during the same period. In comparison, total ARRIS revenues for nine months of 2002 were $583.3 million

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.